Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our report dated March 16, 2015, relating to the financial statements of Aquinox Pharmaceuticals, Inc. appearing in this Annual Report on Form 10-K of Aquinox Pharmaceutical, Inc. for the year ended December 31, 2014.

/s/ Deloitte LLP

Vancouver, Canada

March 16, 2015